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                     June 5, 2024

       Joseph Massaro
       Chief Financial Officer
       Aptiv PLC
       5 Hanover Quay, Grand Canal Dock
       Dublin, D02 VY79, Ireland

                                                        Re: Aptiv PLC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 6,
2024
                                                            File No. 001-35346

       Dear Joseph Massaro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing